Exhibit 99.1

FOR IMMEDIATE RELEASE                              CONTACT:  Mary K. Talbot
                                                             (401) 245-8819


                   Slade's Ferry Bancorp to Introduce Live
                          Webcast of Annual Meeting


      SOMERSET, Mass. (May 6, 2004) -- Slade's Ferry Bancorp, (NASDAQ small cap: SFBC) parent company of Slade's Ferry Trust Company, announced an inaugural live webcast of the company's annual meeting which will be held at the Cultural Center, 205 South Main Street, Fall River, Massachusetts, on Monday, May 10.

      Shareholders, analysts and the public at large are invited to visit www.sladesferrybank.com, beginning at 10:00 a.m. EST, to hear the formal meeting and analysis of the company's financial performance for fiscal year 2003.

      A re-broadcast of the audio presentation will also be available on the company's web site under "shareholder information" indefinitely after the meeting.

      Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $513 million in assets and 10 retail branches in Southeastern Massachusetts, Slade's Ferry Bancorp is a trusted community partner. Traded on the NASDAQ Small Cap Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferrybank.com and in six Massachusetts communities - Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

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